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                      AMENDMENT TO SHARED FUNDING AGREEMENT

     This Amendment to the Shared Funding Agreement ("Agreement") dated June 5, 1990 between CALVERT DISTRIBUTORS, INC. (the "Distributor")(formerly named Calvert Securities Corporation), which serves as principal underwriter to CALVERT VARIABLE SERIES, INC. (the "Fund")(formerly named Acacia Capital Corporation) with respect to the series of the Fund listed in Schedule A hereto (the "Series"), and METROPOLITAN LIFE INSURANCE COMPANY (the "Insurance Company"), which offers the Series through its separate accounts to Investors, is effective as of the 30th day of April, 2010. All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Agreement. On or about April 30, 2011, the Distributor will change its name to Calvert Investment Distributors, Inc., and upon the effectiveness of such name change all references in this Agreement to the Distributor shall automatically become references to Calvert Investment Distributors, Inc.

     WHEREAS, the Distributor and the Insurance Company agree to distribute the prospectuses of the Fund to Investors pursuant to Rule 498 of the Securities Act of 1933 ("Rule 498"); and

     WHEREAS, the parties hereto desire to set out their roles and responsibilities for complying with Rule 498 and other applicable laws.

     NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the Agreement is hereby amended as follows:

     1. For purposes of this Amendment, the terms Summary Prospectus and Statutory Prospectus shall have the same meaning as set forth in Rule 498.

     2. On behalf of the Fund, the Distributor shall provide the Insurance Company with copies of the Summary Prospectuses of the Series (the "Summary Prospectuses") and any Supplements thereto in the same manner and at the same times as the Agreement requires that the Distributor provide the Insurance Company with Statutory Prospectuses of the Series (the "Statutory Prospectuses").

     3. On behalf of the Fund, the Distributor represents and warrants that the Summary Prospectuses and the hosting of such Summary Prospectuses on the Calvert website will comply with the requirements of Rule 498 applicable to the Fund. The Distributor further represents and warrants that the Fund has appropriate policies and procedures in place to ensure that such web site continuously complies with Rule 498.

     4. On behalf of the Fund, the Distributor agrees that the Internet address indicated on each Summary Prospectus will lead Investors directly to the

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          Calvert web page used for hosting Summary Prospectuses, that such web page will contain the current Fund documents required to be posted in compliance with Rule 498, and that such web page will not contain any additional materials not required by Rule 498. The Distributor shall immediately notify the Insurance Company of any unexpected interruptions in the availability of this web page.

     5. On behalf of the Fund, the Distributor represents and warrants that the Fund will be responsible for compliance with the provisions of Rule 498(f)(i) involving Investor requests for additional Fund documents made directly to the Fund, the Distributor or one of Distributor's affiliates. The Distributor further represents and warrants that any information obtained through such process by the Fund, the Distributor or an affiliate of Distributor about Investors will be used solely for the purposes of responding to requests for additional Fund documents.

     6. The Insurance Company represents and warrants that it will respond to requests for additional Fund documents made by Investors directly to the Insurance Company or one of its affiliates.

     7. The Insurance Company represents and warrants that any bundling of Summary Prospectuses and Statutory Prospectuses will be done in compliance with Rule 498.

     8. At the Insurance Company's request, the Distributor will provide the Insurance Company with URLs to the Fund's current documents for use with the Insurance Company's electronic delivery of fund documents or on the Insurance Company's website. The Distributor represents and warrants that the Fund will be responsible for ensuring the integrity of the URLs and for maintaining the Fund's current documents on the Calvert site to which such URLs originally navigate.

     9. On behalf of the Fund, the Distributor represents and warrants that the Fund has reasonable safeguards in place to prevent the documents contained on the Calvert web page, and the fund documents provided to the Insurance Company for purposes of electronic delivery, from containing any virus.

     10. If the Fund determines that it will end its use of the Summary Prospectus delivery option, the Distributor will provide the Insurance Company with at least 60 days' advance notice of the Fund's intent.

     11. The parties agree that all other provisions of the Agreement, including the Indemnification provisions, will apply to the terms of this Amendment as applicable.


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     12.  The parties agree that the Insurance Company is not required to distribute Summary Prospectuses to the Investors, but rather that use of the Summary Prospectus by such Investors will be at the discretion of the Insurance Company. The Insurance Company agrees that it will give the Distributor sufficient notice of the Insurance Company's intended use of the Summary Prospectuses or the Statutory Prospectuses.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized officer.

CALVERT DISTRIBUTORS, INC.


By: /s/ William M. Tartikoff
    ------------------------------------
Name: William M. Tartikoff
Title: Senior Vice President


METROPOLITAN LIFE INSURANCE COMPANY


By: /s/ Alan C. Leland, Jr.
    ------------------------------------
Name: Alan C. Leland, Jr.
Title: Vice President


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                                   SCHEDULE A

                           TO SHARED FUNDING AGREEMENT
   BETWEEN CALVERT DISTRIBUTORS, INC. AND METROPOLITAN LIFE INSURANCE COMPANY

                               SERIES OF THE FUND
                         (CALVERT VARIABLE SERIES, INC.)

Calvert VP SRI Balanced Portfolio
Calvert VP SRI Mid Cap Growth Portfolio


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